Exhibit 3.12(a)
(STAMP)
ARTICLES OF INCORPORATION
OF
NEW MEXICO CHECK MART, INC.
     The undersigned natural persons of the age of 21 years or more, acting as incorporators of a corporation (the “Corporation”) under the provisions of the New Mexico Business Corporation Act (this act as amended from time to time is referred to herein as the Act), adopt the following Articles of Incorporations:
ARTICLE I.
Name
     The name of the Corporation is New Mexico Check Mart, Inc.
ARTICLE II.
Duration
     The Corporation shall have perpetual existence.
ARTICLE III.
Purposes and Powers
     The Corporation is organized for the following purposes and shall have the following powers:
A.	To operate a check cashing service; and

B.	To participate in any other lawful business for which corporations may be organized under the Act.
     The Corporation shall have the power to do everything necessary, proper, advisable, or convenient to accomplish any of the purposes hereinabove set forth, including all things incidental to
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or connected with their accomplishment, that are not forbidden by the Act, by other law, or by these Articles of Incorporation.
ARTICLE IV.
Authorized Shares
     The Corporation shall have authority to issue 50,000 shares of common stock of a single class.
ARTICLE V.
Preemptive Rights
     The holders of the common stock of the Corporation shall have no preemptive rights, as such holders, to acquire any shares or securities of any class that may at any time be or have been issued by the Corporation.
ARTICLE VI.
Provisions for Regulation of the
Internal Affairs of the Corporation
     Section 1. Bylaws. The initial Bylaws of the Corporation shall be adopted by its Board of Directors. The power to alter, amend, or repeal the Bylaws, or to adopt new Bylaws shall be vested in the Board of Directors. The Bylaws may contain any provisions for the regulation and management of the affairs of the Corporation not inconsistent with the Act, or these Articles of Incorporation.
     Section 2. Transactions in which Directors have an Interest. Any contract or other transaction between the Corporation one or more of its directors, or between the Corporation and any firm of which one or more of its directors are members or employees, or in which they are interested, or between the Corporation and any corporation or association of which one or more of its directors are shareholders, members, directors, officers, or employees, or in which they are interested, shall be valid for all purposes, notwithstanding the presence of the director or directors at the meeting of the Board of Directors of the Corporation, which acts upon, or in reference to, the contract or transaction, and notwithstanding his or their participation in the action, if the fact of such interest shall be disclosed or known to the Board of Directors and the Board of Directors shall, nevertheless, authorize or ratify the contract or transaction, the interested director or directors to be counted in determining whether a quorum is present and to be entitled to vote on such authorization or ratification. This section shall not be construed to invalidate any contract or other transaction that would otherwise be valid under the common and statutory law applicable to it.
ARTICLE VII.
Address of Initial Registered Office and
Name of Initial Registered Agent
     Section 1. Registered Office. The address of the initial registered office of the Corporation is 4521 Central Avenue, N.E., Albuquerque, New Mexico.
     Section 2. Registered Agent. The name of the initial registered agent of the Corporation, an individual resident in New Mexico whose business office is at the above address, is William Beamish.

ARTICLE VIII.
Board of Directors
     Section 1. Initial Board of Directors. The initial Board of Directors shall consist of two members, and the names and addresses of the persons who are to serve as directors until the first annual meeting of shareholders, or until their successors shall have been elected and qualified, are:

Name	Address
William Beamish	4521 Central Avenue, N.E.
Albuquerque, NM 87108

Brent Therrien	10024-82nd Avenue
Edmonton, Alberta, Canada
     Section 2. Increase or Decrease of Directors. The number of Directors may be increased or decreased from time to time by amendment to, or in the manner provided in, the Bylaws; but no decrease shall have the effect of shortening the term of any incumbent director.
ARTICLE IX.
Incorporators
     The name and address of the Incorporators of the Corporation are:

Name	Address
William Beamish	4521 Central Avenue, N.E.
Albuquerque, NM 87108

Brent Therrien	10024-82nd Avenue
Edmonton, Alberta, Canada

     EXECUTED this 8 day of May, 1985.

/s/ William Beamish
William Beamish

/s/ Brent Therrien
Brent Therrien

STATE OF                    )
                                        )   ss:
COUNTY OF                )
     The foregoing instrument was acknowledged before me this 8 day of May, 1985, by William Beamish and Brent Therrien.

/s/ Illegible
Notary Public

My Commission Expires:
Barrister & Solicitors
No Expiry Date
(STAMP)

(STAMP)
AFFIDAVIT OF ACCEPTANCE OF APPOINTMENT
BY DESIGNATED INITIAL REGISTERED AGENT
To The State Corporation Commission
State of New Mexico
STATE OF                    )
                                        )   ss:
COUNTY OF                 )
     On this 8 day of May, 1985, before me, a Notary Public in and for the State and County aforesaid, personally appeared William Beamish who is known to me to be the undersigned person and who, being by me duly sworn, acknowledged to me that he does hereby accept his appointment as the initial Registered Agent of New Mexico Check Mart, Inc., the Corporation which is named in the annexed Articles of Incorporation, and which is applying for a Certificate of Incorporation pursuant to the provisions of the Business Corporation Act of the State of New Mexico.

/s/ William Beamish
William Beamish Registered Agent

     SUBSCRIBED AND SWORN TO before me the day, month and year first above set forth.

/s/ Illegible
Notary Public

My Commission Expires:
Barrister & Solicitors
No Expiry Date
(STAMP)

3105996
ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF
(STAMP)
NEW MEXICO CHECK MART, INC. / 127,160-0

CORPORATE NAME AND NMSCC CERTIFICATE OF INCORPORATION NUMBER
     Pursuant to the provisions of Section 53-13-4, NMSA 1978, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:
FIRST: The corporate name of the corporation is:
NEW MEXICO CHECK MART, INC.
SECOND: The following amendment to the Articles of Incorporation was adopted by the sole shareholder of the corporation on January 30, 1995 in the manner prescribed by the new Mexico Business Corporation Act:
ARTICLE I.
NAME
The name of the corporation is Check Mart of New Mexico, Inc.
THIRD: The number of shares of the corporation outstanding at the time of such adoption was one hundred and the number of shares entitles to vote thereon was one hundred.
FOURTH: The designation and number of outstanding shares of each class entitled to vote thereon as a class were as follows:

CLASS	NUMBER OF SHARES
Inapplicable
FIFTH: The number of shares voting for such amendment was one hundred and the number of shares voting against such amendment was zero.
SIXTH: The number of shares of each class entitled to vote thereon as a class voted for and against such amendment, respectively, was:

CLASS	NUMBER OF SHARES VOTING
FOR AGAINST
Inapplicable
(N.M. - 1788 - 9/17/92)